News Release

U.S. Bancorp names Andy Cecere Chairman of the Board of Directors, effective April 2018

Executive Chairman Richard Davis to retire from the Board of Directors at
Annual Shareholders Meeting

MINNEAPOLIS – Jan. 16, 2018 – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, the fifth largest commercial bank in the United States, announced today that Andy Cecere, President and Chief Executive Officer (CEO), has been named Chairman of the Board of Directors, effective at the Annual Meeting of Shareholders in April 2018. Richard Davis, Executive Chairman, will retire from the Board of Directors at that time. David O’Maley will continue in his role as the Board’s Lead Independent Director.

“The Board of Directors has tremendous confidence in Andy’s ability to execute on our growth strategy and create long-term value for our shareholders, customers and communities,” O’Maley said. “Andy’s transition to CEO has been seamless and the company is performing well. His leadership is well respected by this Board and among the company’s many different stakeholders. We look forward to maintaining this continuity of governance and we know that Andy’s leadership will help U.S. Bank preserve its industry-leading financial performance, strong culture and engaged workforce.”

O’Maley continued: “On behalf of the Board of Directors and everyone at U.S. Bank, we would like to thank Richard for his 42 years of dedicated service to this great company and the entire banking industry. His list of achievements is extensive; however, his most lasting and remarkable success is the positive impact he’s made on every person he’s encountered in banking. He cares deeply about helping people, businesses and communities pursue their most ambitious dreams. And, his legend as a banker is surpassed only by the strength of his character. We wish Richard the very best as he pursues his life’s passions later this year.”

Cecere has been with U.S. Bank since 1985. He was named CEO in January 2017 and he has served as President since January 2016. Prior to that, he served as Vice Chairman and Chief Financial Officer, and Vice Chairman of Wealth Management and Securities Services. He received his MBA from the Carlson School of Business at the University of Minnesota and his undergraduate degree from the University of St. Thomas in St. Paul, Minn. Demonstrating his commitment to higher education, Cecere serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota and on the Board of Trustees for the University of St. Thomas.

“I am honored to be named U.S. Bancorp’s next Chairman,” Cecere said. “Having partnered with Richard for more than 11 years, I feel well prepared to assume this new responsibility and lead U.S. Bank into its next generation of banking excellence. I am grateful for the support of our exceptional directors, the leadership from my experienced management team, and the hard work and integrity our bankers demonstrate every day. We will continue to deliver an industry-leading financial performance – and we will do it with ethics and integrity as we work to become the most trusted choice for all our stakeholders.”

About U.S. Bank

Minneapolis-based U.S. Bancorp (NYSE: USB), with $459 billion in assets as of September 30, 2017, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,072 banking offices in 25 states and 4,801 ATMs, and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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Contacts:

Dana E. Ripley Media (612) 303-3167	Jen Thompson Investors/Analysts (612) 303-0778